Exhibit 3.1

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 07/25/1995 950166423 - 2514336

CERTIFICATE OF INCORPORATION

OF

LECROY MERGER CORPORATION

The undersigned, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST. The name of the corporation hereby formed (the “Company”) is LECROY MERGER CORPORATION.

SECOND. The address of the Company’s registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the Company’s registered agent at such address is Corporation Service Company.

THIRD. The nature of the purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of all classes of stock that the Company shall have authority to issue is 50,000,000, consisting solely of:

45,000,000 shares of common stock, $.01 par value per share (“Common Stock”); and

5,000,000 shares of Preferred Stock, $.01 par value per share, (“Preferred Stock”), of which

782,609 shares of Preferred Stock have been designated as Series B Preferred Stock, $.01 par value per share (“Series B Stock”); and

1,304,348 shares of Preferred Stock have been designated as Series C Preferred Stock, $.01 par value per share (“Series C Stock”).

Shares of undesignated Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, and other special rights, if any, and such qualifications, limitations, and restrictions thereof, if any, as are stated or expressed herein or in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided herein or in such resolution or resolutions.

Authority is hereby granted to the Board of Directors from time to time to issue undesignated Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions to determine and fix the powers, designations, preferences, and relative, participating, optional, and other rights, if any, and the qualifications, limitations, and restrictions thereof, if any, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to the Preferred Stock of any other series, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Company shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Company.

At such time as no shares of Series B Stock or Series C Stock are issued and outstanding, including without limitation because all of such shares have been converted into shares of Common Stock in accordance with this Certificate of Incorporation, all authorized shares of each such class and series of stock, automatically and without further actions, shall be reclassified as authorized but unissued shares of undesignated Preferred Stock of no particular class or series, and any and all of such shares may thereafter be issued by the Board of Directors of the Company in one or more series, and the terms of any such series may be determined by the Board of Directors, as provided herein.

The following is a statement of the powers, designations, preferences, privileges, and relative, participating, optional, and other special rights of Series B Stock, Series C Stock, and Common Stock, respectively:

A. SERIES B STOCK

Section 1. Dividends. In the event the Board of Directors of the Company shall declare a dividend payable upon outstanding shares of the Company’s Common Stock, other than a dividend to which the provisions of Section 4(e) or (g) hereof apply, the holders of Series B Stock shall be entitled to the same amount of dividends per share of Series B Stock as such holders would

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have been entitled had such holders’ shares of Series B Stock been fully converted into shares of Common Stock pursuant to the provisions of Section 4 hereof as of the record date for the determination of holders of shares of Common Stock entitled to receive such dividend.

Section 2. Liquidation, Dissolution, or Winding-Up.

(a) Distributions to Holders of Series B Stock. In the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, holders of each share of Series B Stock outstanding shall be entitled to be paid out of the assets of the Company available for distribution to shareholders, before any payment shall be made to the holders of any class of Common Stock or of any stock ranking on liquidation junior to Series B Stock, and pari passu with any payment made to the holders of Series C Stock, an amount equal to the greater of (i) the sum of (A) $4.485 per share of Series B Stock held (appropriately adjusted for stock splits, stock dividends and the like), (B) an amount equal to such dividends as would have accrued thereon if declared quarterly from the date of issuance to the date of such liquidation, dissolution, or winding-up at the rate of $0.31395 per annum, and (C) any declared but unpaid dividends thereon, or (ii) that amount which the holders of Series B Stock would have received if they had converted each share of Series B Stock held by them on the date of such liquidation, dissolution, or winding-up into Common Stock on that date. If upon any liquidation, dissolution, or winding-up of the Company, the assets to be distributed to the holders of Series B Stock under the foregoing sentence and to the holders of any class or series of capital stock ranking as to any such distribution on a parity with Series B Stock (including without limitation. Series C Stock) shall be insufficient to permit payment to such shareholders of their full respective preferential amounts, then all of the assets of the Company available for distribution to such holders shall be distributed ratably among the holders of Series B Stock and such other class or series of capital stock in proportion to the full respective preferential amounts such holders are otherwise entitled to receive. After such payment shall have been made in full to such holders of Series B Stock and to the holders of any class or series of capital stock ranking as to any such distribution on a parity with Series B Stock (including without limitation Series C Stock), or funds necessary for such payment shall have been set aside by the Company in trust for the account of such holders so as to be available for such payment, any assets remaining available for distribution shall be distributed ratably among the holders of Common Stock based upon the number of shares of Common Stock then held by each such holder of Common Stock.

(b) Deemed Liquidations. A consolidation or merger of the Company (other than a consolidation or merger upon consummation of which the holders of voting securities of the Company immediately prior to such

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transaction continue to own directly or indirectly not less than a majority of the voting power of the surviving corporation) or a sale of all or substantially all of the assets of the Company or other similar transaction shall be regarded as a liquidation, dissolution, or winding-up of the affairs of the Company within the meaning of this Section 2; provided, however, that each holder of Series B Stock shall have the right to elect the benefits of the provisions of Section 4(i) hereof in lieu of receiving payment in liquidation, dissolution, or winding-up of the Company pursuant to this Section 2; and provided, further, however, that if the holders of more than 50% of the outstanding shares of Series B Stock shall elect the benefits of Section 4(i), such holders may require that the other holders shall be bound by the same election, and if the holders of more than 50% of such outstanding shares do not so elect, such holders may require that the other holders may not so elect. For purposes of this Section 2 and Section 6 hereof, a sale of substantially all of the assets of the Company shall mean (i) the sale or other disposition other than in the ordinary course of business of more than 50% of such assets, as determined by reference to either (a) the book value or (b) the fair market value of such assets, or (ii) any issuance of Common Stock by the Company or transfer of Common Stock by the holder thereof to any person or persons acting in concert or a group of affiliated persons, which issuance or transfer results in such person or persons or group holding in the aggregate more than 50% of the issued and outstanding Common Stock after giving effect to such issuance or transfer, provided, however, that this clause (ii) shall not apply to issuances or transfers of stock to underwriters in connection with an underwritten public offering of securities or which result in those persons who are officers or directors of the Company on the date of this Certificate of Incorporation either individually or as a group holding in the aggregate more than 50% of the issued and outstanding Common Stock after giving effect to such issuance or transfer.

(c) Non-Cash Distributions. In the event of a liquidation, dissolution, or winding-up of the Company resulting in the availability of assets other than cash for distribution to the holders of Series B Stock, the holders of Series B Stock shall be entitled to a distribution of cash and/or assets equal in value to the liquidation preference and other distribution rights stated in Section 2(a). In the event that such distribution to the holders of Series B Stock shall include any assets other than cash, the following provisions shall govern. The Board of Directors shall first determine the value of such assets for such purpose, and shall notify all holders of shares of Series B Stock of such determination. The value of such assets for purposes of the distribution under this Section 2(c) shall be the value as determined by the Board of Directors in good faith and with due care, unless the holders of a majority of the outstanding shares of Series B Stock shall object thereto in writing within 15 days after the date of such notice. In the event of such objection, the valuation of such assets for purposes of such distribution shall be determined by an arbitrator selected

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by the objecting shareholders and the Board of Directors, or in the event a single arbitrator cannot be agreed upon within 10 days after the written objection sent by the objecting shareholders in accordance with the previous sentence, the valuation of such assets shall be determined by arbitration in which (i) the objecting shareholders shall name in their notice of objection one arbitrator, (ii) the Board of Directors shall name a second arbitrator within 15 days from the receipt of such notice, (iii) the two arbitrators thus selected shall select a third arbitrator within 15 days thereafter, and (iv) the three arbitrators thus selected shall determine the valuation of such assets within 15 days thereafter for purposes of such distribution by majority vote. In the event the third arbitrator is not selected as provided herein, then such arbitrator shall be selected by the President of the American Arbitration Association (“AAA”). The costs of such arbitration shall be borne by the Company or by the holders of Series B Stock (on a pro rata basis out of the assets otherwise distributable to them) as follows: (i) if the valuation as determined by the arbitrators is greater than 90% of the valuation as determined by the Board of Directors, the holders of Series B Stock shall pay the costs of the arbitration, and (ii) otherwise, the Company shall bear the costs of the arbitration. The arbitration shall be held in Boston, Massachusetts in accordance with the rules of the AAA. The award made by the arbitrators shall be binding upon the parties hereto, no appeal shall be taken from such award and judgment thereon may be entered in any court of competent jurisdiction.

Section 3. Voting Rights.

(a) General. Except as otherwise expressly provided herein or as required by law, the holder of each share of Series B Stock shall be entitled to vote on all matters. Each share of Series B Stock shall entitle the holder thereof to such number of votes per share as shall equal the product obtained by multiplying 1.8 times the number of shares of Common Stock into which each share of Series B Stock is convertible in accordance with the terms of Section 4 hereof at the record date for the determination of shareholders entitled to vote on such matter or, if no record date is established, at the date such vote is taken or any written consent of shareholders is solicited; provided, however, that upon the occurrence of a Second Closing (as defined in that certain Securities Purchase Agreement dated as of March 28, 1995, by and among LeCroy Corporation, a New York corporation, and the Investors named therein (the “Securities Purchase Agreement”)) pursuant to which such Investors purchase at least 67,391 additional shares of Series B Stock (appropriately adjusted for stock splits, stock dividends and the like), each share of Series B Stock shall entitle the holder thereof to such number of votes per share as shall equal the product obtained by multiplying 1.6 times the number of shares of Common Stock into which each share of Series B Stock is convertible in accordance with the terms of Section 4 hereof at the record date for the determination of shareholders entitled

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to vote on such matter or, if no record date is established, at the date such vote is taken or any written consent of shareholders is solicited; and further provided, however, that upon the exercise of Common Stock Purchase Warrants issued pursuant to the Securities Purchase Agreement (the “Warrants”) to purchase at least 208,696 shares of Common Stock (appropriately adjusted for stock splits, stock dividends, and the like), each share of Series B Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which each share of Series B Stock is convertible in accordance with the terms of Section 4 hereof at the record date for the determination of shareholders entitled to vote on such matter or, if no record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein (including without limitation the provisions of Section 6 hereof) or as required by law, the holders of shares of Series B Stock, Series C Stock, and Common Stock shall vote together as a single class on all matters submitted to a vote of shareholders.

(b) Board of Directors. The number of directors shall be fixed at five unless otherwise approved by the holders of at least a majority of the outstanding shares of Common Stock and Series C Stock (voting together as a single class) and Series B Stock (voting as a separate class). The holders of Series B Stock shall be entitled to vote as a class separately from all other classes of stock of the Company in any vote for the election of directors of the Company, and shall be entitled to elect by such class vote two directors; provided, however, that in the event that there remain outstanding less than 50% of the total number of shares of Series B Stock (i) issued upon the merger of LeCroy Corporation with and into the Company and the related conversion of shares of Class B Stock of LeCroy Corporation into shares of Series B Stock, and/or (ii) issued in lieu of shares of Class B Stock at the Second Closing (as defined in and pursuant to the Securities Purchase Agreement), the holders of Series B Stock shall be entitled to elect by such class vote only one director; and provided, further, however, that in the event that there remain outstanding less than 25% of such total number of shares of Series B Stock, the holders of Series B Stock shall be entitled to elect by such class vote no directors. One additional director, who is reasonably acceptable to the holders of at least a majority of the outstanding shares of Series B Stock, shall be elected by the holders of Common Stock and Series C Stock voting together as a single class. The remainder of the directors shall be elected by the holders of Common Stock and Series C Stock voting together as a single class.

(c) Vacancy. If the office of any director becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, then the vacancy shall be filled in the same manner as set forth in Section 3(b).

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(d) Action by Written Consent. Subject to the provisions of Article TENTH, whenever holders of a class of stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of at least such number of shares of such class of stock as would be sufficient to take such action at a meeting of stockholders, except as otherwise expressly provided herein.

Section 4. Conversion. The holders of Series B Stock shall have the following conversion rights:

(a) Right to Convert. Subject to and in compliance with the provisions of this Section 4, any shares of Series B Stock may, at any time or from time to time at the option of the holder, be converted into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 4(c)) by the number of shares of Series B Stock being converted.

(b) Automatic Conversion.

(i) Each share of Series B Stock outstanding shall automatically be converted into the number of shares of Common Stock into which such shares are convertible upon application of the then effective Applicable Conversion Rate immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of capital stock of the Company in which the gross proceeds received by the Company exceed $20,000,000 at a sale price to the public of at least $ 13.80 per share (in the case of such per-share price, appropriately adjusted in the event of any Extraordinary Common Stock Event, as hereinafter defined, and stock splits, stock dividends, and the like) (such underwritten public offering being hereinafter referred to as a “Qualified Public Offering”).

(ii) Upon the occurrence of a Qualified Public Offering, the outstanding shares of Series B Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series B Stock being converted are either delivered to the Company or any transfer agent, as

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hereinafter provided, or the holder notifies the Company or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

Upon the occurrence of the automatic conversion of all of the outstanding Series B Stock, the holders of Series B Stock shall surrender the certificates representing such shares at the office of the Company or of any transfer agent for Common Stock. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Stock surrendered were convertible on the date on which such automatic conversion occurred and cash as provided in Section 4(1) below in respect of any fraction of a share of Common Stock issuable upon such automatic conversion.

(c) Applicable Conversion Rate. The conversion rate in effect at any time (the “Applicable Conversion Rate”) shall equal the quotient obtained by dividing $4.485 by the Applicable Conversion Value, calculated as hereinafter provided.

(d) Applicable Conversion Value. The Applicable Conversion Value in effect initially, and until first adjusted in accordance with Section 4(e) or 4(f) hereof, shall be $4.485.

(e) Adjustment to Applicable Conversion Value. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by dividing the then effective Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately after such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately prior to such Extraordinary Common Stock Event, and the quotient so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

(1) Adjustments for Diluting Issues.

(i) Except as provided below in this paragraph (i) of this Section 4(f), if the Company shall, at any time while there are any shares of Series B Stock outstanding, issue any additional shares of Common Stock at a

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price per share less than the Applicable Conversion Value in effect for Series B Stock immediately prior to such issuance or sale, then in each such case such Applicable Conversion Value shall be reduced to an amount determined by multiplying the Applicable Conversion Value by a fraction:

(A) the numerator of which shall be (x) the number of shares of Common Stock outstanding (excluding treasury shares, but including for this purpose shares of Common Stock issuable upon (1) conversion of outstanding shares of Series B Stock,

(2) conversion of outstanding shares of Series C Stock, or

(3) exercise of the Warrants) immediately prior to the issuance of such additional shares of Common Stock, plus (y) the number of shares of Common Stock which the net aggregate consideration received by the Company for the total number of such additional shares of Common Stock so issued would purchase at the Applicable Conversion Value (prior to adjustment), and

(B) the denominator of which shall be (x) the number of shares of Common Stock outstanding (excluding treasury shares, but including for this purpose shares of Common Stock issuable upon (1) conversion of outstanding shares of Series B Stock,

(2) conversion of outstanding shares of Series C Stock, or

(3) exercise of the Warrants) immediately prior to the issuance of such additional shares of Common Stock, plus (y) the number of such additional shares of Common Stock so issued.

The Company’s (i) issuing, delivering from treasury, or granting stock options, with the approval of the compensation committee of the Board of Directors (including the director elected by the holders of Series B Stock voting separately as a class, if any) to directors, officers, employees, or consultants of the Company, (ii) declaring, making, or issuing a dividend or other distribution payable in Common Stock to the holders of Common Stock and Series B Stock in accordance with this Certificate of Incorporation, (iii) issuing shares of Common Stock upon conversion of Series B Stock or Series C Stock or exercise of the Warrants, (iv) issuing up to 655,774 shares of Series C Stock to the LeCroy Corporation Employee Stock Ownership Trust in exchange for an equal number of shares of Common Stock, and (v) issuing shares of capital stock upon conversion of shares of the capital stock of LeCroy Corporation in connection with the merger of LeCroy Corporation with and into the Company pursuant to an Agreement and Plan of Merger between LeCroy Corporation and the Company, in each case shall not be deemed an issuance of additional shares of Common Stock for the purposes of this Section 4(f). The maximum number of shares which shall not be deemed to be an issuance of additional shares pursuant to the foregoing shall be subject to appropriate adjustment with

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respect to any unissued shares in the event of any Extraordinary Common Stock Event.

For purposes of this Section 4(f), if a part or all of the consideration received by the Company in connection with the issuance of shares of Common Stock or the issuance of any of the securities described below in paragraph (ii) of this Section 4(f) consists of property other than cash, such consideration shall be deemed to have the same value as is recorded on the books of the Company with respect to receipt of such property so long as such recorded value was determined reasonably and in good faith by the Board of Directors of the Company, and shall otherwise be deemed to have a value equal to its fair market value. This Section 4(f) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event.

(ii) For the purpose of this Section 4(f), the issuance of any warrants, options, or other subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible securities) shall be deemed an issuance at such time of such Common Stock if the Net Consideration Per Share which may be received by the Company for such Common Stock (as hereinafter determined) shall be less than the Applicable Conversion Value at the time of such issuance and, except as hereinafter provided, an adjustment in the Applicable Conversion Value shall be made upon each such issuance in the manner provided in paragraph (i) of this Section 4(1) as if such Common Stock were issued at such Net Consideration Per Share. No adjustment of the Applicable Conversion Value shall be made under this Section 4(f) upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made upon the issuance of such warrants, options, or other rights. Any adjustment of the Applicable Conversion Value with respect to this paragraph (ii) of this Section 4(f) shall be disregarded if, as and to the extent that the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights, or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value that otherwise would have been in effect immediately prior to the time of the issuance of the expired or canceled warrants, options, rights, or convertible securities, with such additional adjustments as would have been made to that Applicable Conversion Value had the expired or canceled warrants, options, rights, or convertible securities not been issued. In the event that the terms of any warrants, options, other subscription or purchase rights, or convertible securities previously issued by the Company are changed (whether by their terms or for any other reason, except by reason of the anti-dilution provisions thereof) so as to change the Net Consideration Per Share payable with respect thereto (whether or not the issuance of such warrants, options, rights, or convertible securities originally gave rise to an adjustment of the Applicable Conversion Value), the Applicable Conversion Value shall be recomputed as of the date of such change, so that the Applicable Conversion Value effective immediately upon such change shall be equal to the Applicable Conversion Value in effect at the time of the issuance of the warrants, options, rights or convertible securities subject to such change, adjusted for the issuance thereof in accordance with the terms thereof after giving effect to such change, and with such additional adjustments as would have been made to that Applicable Conversion Value had the warrants, options, rights, or convertible securities been issued on such changed terms. For purposes of this paragraph (ii), the Net Consideration Per Share which may be received by the Company shall be determined as follows:

(A) The Net Consideration Per Share shall mean the amount equal to the total amount of consideration, if any, received by the Company for the issuance of such warrants, options, rights, or convertible securities, plus the minimum amount of consideration, if any, payable to the Company upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions, or other purchase rights or convertible securities were exercised or converted at such Net Consideration Per Share.

(B) The Net Consideration Per Share which may be received by the Company shall be determined in each instance as of the date of issuance of warrants, options, rights, or convertible securities without giving effect to any possible future price adjustments or rate adjustments which may be applicable with respect to such warrants, options, rights or convertible securities and which are contingent upon future events; provided, that in the case of an adjustment to be made as a result of a change in terms of such warrants, options, rights, or convertible securities, the Net Consideration Per Share shall be determined as of the date of such change.

(g) Adjustments for Distributions. In the event the Company shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock (other than in connection with an Extraordinary Common Stock Event, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then and in each such event lawful and adequate provision shall be made so that the holders of Series B Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Company which they would have received had their Series B Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined), retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4 with respect to the rights of the holders of Series B Stock.

(h) Adjustments for Reclassification. If Common Stock issuable upon the conversion of Series B Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than an Extraordinary Common Stock Event, or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Section 4), then and in each such event the holder of each share of Series B Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(i) Adjustments for Reorganizations. If at any time or from time to time there shall be a capital reorganization of Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the Company with or into another company or the sale of all or substantially all of the Company’s assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation, or sale, lawful and adequate provision shall be made so that if the Company is not the surviving company, Series B Stock shall be converted into capital stock of the surviving company having equivalent preferences, rights, and privileges except that in lieu of being able to convert into shares of Common Stock of the Company or the successor company the holders of Series B Stock (including any such capital stock issued upon conversion of Series B Stock) shall thereafter be entitled to receive upon conversion of Series B Stock (including any such capital stock issued upon conversion of Series B Stock) the number of shares of stock or other securities or property of the Company or of the successor company resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock deliverable upon conversion of Series B Stock immediately prior to the capital reorganization, merger, consolidation, or sale would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of Series B Stock (including any such capital stock issued upon conversion of Series B Stock) after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 4 (including without limitation provisions for adjustment of the Applicable Conversion Value and the number of shares purchasable upon conversion of Series B Stock or such capital stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities, or assets to be deliverable thereafter upon the conversion of Series B Stock or such capital stock.

Each holder of Series B Stock upon the occurrence of a capital reorganization, merger, or consolidation of the Company or the sale of all or substantially all its assets as such events are more fully set forth in the first paragraph of this Section 4(i), shall have the option of electing treatment of his shares of Series B Stock under either this Section 4(1) or Section 2(b) hereof, except as otherwise provided in said Section 2(b), notice of which election shall be submitted in writing to the Company at its principal offices no later than 10 days before the effective date of such event, provided, that any such notice shall be effective if given not later than 15 days after the date of the Company’s notice, pursuant to Section 7, with respect to such event.

(j) Certificate as to Adjustments. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Company will promptly furnish each holder of Series B Stock with a certificate, prepared by the chief financial officer of the Company, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

(k) Mechanics of Conversion. To exercise its conversion privilege, a holder of Series B Stock shall surrender the certificate or certificates representing the shares being converted to the Company at its principal office, and shall give written notice to the Company at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series B Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. The date when such written notice is received by the Company together with the certificate or certificates representing the shares of Series B Stock being converted, shall be the “Conversion Date.” As promptly as practicable after the Conversion Date, the Company shall issue and shall deliver to the holder of the shares of Series B Stock being converted, a certificate or certificates in such denominations as it may request in writing for the number of full shares of Common Stock issuable upon the conversion of such shares of Series B Stock in accordance with the provisions of this Section 4 and cash as provided in Section 4(1) below in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of shares of Common Stock represented thereby.

(l) Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of Series B Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series B Stock, the Company shall pay to the holder of the shares of Series B Stock which were converted a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock (as determined in a manner prescribed by the Board of Directors) at the close of business on the Conversion Date.

(m) Partial Conversion. In the event some but not all of the shares of Series B Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series B Stock which were not converted.

(n) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Stock, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Extraordinary Common Stock Event. “Extraordinary Common Stock Event” shall mean (i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

Section 5. Redemption.

(a) Right to Redeem. Subject to the provisions of Section 5(b) below, if the Company shall have redeemed, purchased, or otherwise acquired for value (or paid into or set aside for a sinking fund for such purpose) any Common Stock or any other capital stock of the Company (other than Series B Stock) or any of the Company’s options, warrants, or convertible or exchangeable securities, which redemptions, purchases, or acquisitions result in payments of cash or other assets aggregating more than (i) $850,000 in the fiscal year ending June 30, 1995 (excluding payments made to Walter O. LeCroy, Jr. pursuant to that certain Redemption Agreement dated as of March 28, 1995 between Mr. LeCroy and the Company) or (ii) with respect to each subsequent fiscal year of the Company, (A) $850,000 plus (B) for each previous fiscal year commencing with the fiscal year ending June 30, 1995, the difference between (x) $850,000 and (y) the amount of such payments for such fiscal year, excluding payments made to Mr. LeCroy pursuant to such Redemption Agreement (the amount set forth in clauses (1) and (ii) above being hereinafter referred to as the “Repurchase Amount”), the Company shall redeem outstanding shares of Series B Stock pursuant to the request of the holder or holders of a majority in interest of the outstanding shares of Series B Stock in accordance with the following provisions. The Company shall deliver to the holders of Series B Stock, as soon as practicable following the end of each fiscal year, a schedule of such redemptions, purchases, and acquisitions made during such fiscal year and the payments made (or set aside for a sinking fund for such purpose) with respect thereto. The holder or holders of a majority in interest of the outstanding shares of Series B Stock may, at any time on or after March 28, 2000, request redemption of the outstanding shares of Series B Stock by giving written notice to the Company and stating in such notice the number of shares to be redeemed. The date upon which such notice is provided to the Company shall be hereinafter referred to as the “Redemption Notice Date.” The Company shall call for redemption, and shall redeem from such holder or holders at the redemption price set forth in Section 5(c), that number of shares of Series B Stock determined by dividing (i) the amount which payments of cash or other assets (based on the fair market value thereof) for such redemptions, purchases, and acquisitions exceed the Repurchase Amount in any prior fiscal year by (ii) the fair market value of Company Stock (as defined in the Company’s existing employee stock ownership plan), as determined by the Trustee of the employee stock ownership plan based upon a valuation by an independent appraiser, for such fiscal year. The holder or holders of a majority in interest of the outstanding shares of Series B Stock may request redemption of the outstanding shares of Series B Stock for each year in which such payments exceed the Repurchase Amount. The Company shall redeem such number of shares on the date (the “Redemption Date”) 30 days immediately following the Redemption Notice Date_ If the number of shares represented by the certificate or certificates surrendered shall exceed the number of shares to be redeemed, the Company shall issue and deliver to the person entitled thereto a certificate or certificates representing the unredeemed balance of such shares.

(b) Insurance Proceeds. Notwithstanding the provisions of Section 5(a) above, the Redemption Amount shall not include any payments in respect of the redemption, purchase, or other acquisition for value of the stock of any deceased shareholder, to the extent such payments are made with proceeds received by the Company on one or more life insurance policies owned by the Company on the life of such deceased shareholder.

(c) Redemption Price. The redemption price for each share of Series B Stock redeemed pursuant to this Section 5 shall be the fair market value of Company Stock, as determined by the Trustee of the Company’s employee stock ownership plan based upon a valuation by an independent appraiser, for the fiscal year in which payments of cash or other assets for redemptions, purchases, and acquisitions exceed the Repurchase Amount, plus the sum of all declared and unpaid dividends thereon to the Redemption Date and interest at a per-annum rate of the greater of 8% or the highest interest rate in effect under the Loan Agreements (as defined in the Securities Purchase Agreement) from the end of the fiscal year in which such payments exceed the Repurchase Amount until paid.

(d) Insufficient Funds. If the Company does not have sufficient funds legally available to redeem all shares for which redemption is requested hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Series B Stock in proportion to the shares of Series B Stock then held by them to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available. In the event that the Company fails to redeem shares for which redemption is requested pursuant to Section 5(a), then during the period from the Redemption Date through the date on which such shares are redeemed, the redemption price of such shares shall bear interest at a per-annum rate of the greater of 12% or the highest interest rate in effect under the Loan Agreements, in lieu of the interest provided in Section 5(c); provided, however, no such interest shall be charged or accrue to the extent that redemption pursuant to this Section 5 is unlawful.

(e) Mechanics of Redemption. Each holder of shares of Series B Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company at the Company’s principal executive office, and thereupon the redemption price for such shares as set forth in Section 5(c) and all declared and unpaid dividends thereon to the Redemption Date shall be paid to or to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall be canceled and retired.

(f) Section 6. Restrictions and Limitations. So long as at least 25% of the total number of shares of Series B Stock issued at the Initial Closing and the Second Closing remain outstanding, the Company shall not without the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series B Stock:

(i) Redeem, purchase, or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of Series B Stock other than pursuant to Section 2 or Section 5 hereof;

(ii) Redeem, purchase, or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any Common Stock or any other capital stock of the Company (other than Series B Stock) or any of the Company’s options, warrants, or convertible or exchangeable securities, except that these provisions will not prohibit the Company from:

(A) repurchasing or redeeming any shares of capital stock owned by a deceased shareholder pursuant to an agreement with such shareholder requiring such repurchase or redemption;

(B) repurchasing shares of capital stock which are subject to existing agreements under which the Company has the right or obligation to repurchase the same, provided, that the Company may not make any such repurchases which will result in payments of cash or other assets aggregating more than $350,000 in any fiscal year unless otherwise required by such agreements;

(C) repurchasing shares of capital stock pursuant to the Company’s existing employee stock ownership plan, provided, that the Company may not make any such repurchases which will result in payments of cash or other assets aggregating more than $500,000 in any fiscal year unless required by law and advance notice to such effect has been delivered to the directors elected by the holders of Series B Stock separately as a class, if any; or

(D) issuing up to 655,774 shares of Series C Stock to the LeCroy Corporation Employee Stock Ownership Trust in exchange for an equal number of shares of Common Stock;

(iii) Authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with Series B Stock as to liquidation preferences, dividend rights, or voting rights;

(iv) Increase or decrease (other than by conversion as permitted hereby) the total number of authorized shares of Series B Stock;

(v) Authorize any merger or consolidation of the Company with or into any other company or entity, or authorize the sale of substantially all of the assets of the Company (as such term is defined in Section 2 hereof); or

(vi) Amend the Certificate of Incorporation or amend the By-Laws of the Company, or take any other action or enter into any other agreements which could prohibit or conflict with the Company’s obligations hereunder with respect to the holders of Series B Stock.

Section 7. No Reissuance of Series B Stock. No share or shares of Series B Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series B Stock accordingly.

Section 8. Notices of Record Date. In the event (i) the Company establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other company, or any other entity or person, or any voluntary or involuntary dissolution, liquidation, or winding-up of the Company, the Company shall mail to each holder of Series B Stock at least 20 days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding-up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding-up.

Section 9. Other Rights. Except as otherwise provided in the Certificate of Incorporation, as amended, shares of Series B Stock and shares of Common Stock shall be identical in all respects (each share of Series B Stock having equivalent rights to the number of shares of Common Stock into which it is then convertible), shall have the same powers, preferences, and rights, without preference of any such class or share over any other such class or share, and shall be treated as a single class of stock for all purposes.

Section 10. Ranking. Series B Stock shall rank senior to Common Stock as to the distribution of assets on liquidation, dissolution, and winding-up of the Company (as defined in Section 2 hereof).

Section 11. Miscellaneous.

(a) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of delivery thereof by hand delivery, by courier, by registered or certified mail, return receipt requested, by first class mail, or by standard form of telecommunication, addressed: (i) if to the Company, to its principal executive office (Attention: President) and to the transfer agent, if any, for Series B Stock or other agent of the Company designated as permitted hereby or (ii) if to any holder of Series B Stock, Series C Stock, or Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Company (which may include the records of any transfer agent for Series B Stock, Series C Stock or Common Stock, as the case may be) or (iii) to such other address as the Company or any such holder, as the case may be, shall have designated by notice similarly given.

(b) In the event that, at any time as a result of an adjustment made pursuant to Section 4 hereof, the holder of any shares of Series B Stock upon thereafter surrendering such shares for conversion shall become entitled to receive any shares or other securities of the Company other than shares of Common Stock, the Applicable Conversion Rate in respect of such other shares or securities so receivable upon conversion of shares of Series B Stock shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Series B Stock contained in Section 4 hereof, and the remaining provisions hereof with respect to Series B Stock shall apply on like or similar terms to any such other shares or securities.

(c) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Stock or shares of Common Stock or other securities issued on account of Series B Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Stock or Common Stock or other securities in a name other than that in which the shares of Series B Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(d) The Company may appoint, and from time to time discharge and change, a transfer agent of Series B Stock. Upon any such appointment or discharge of a transfer agent, the Company shall send notice thereof by hand delivery, by courier, by standard form of telecommunication or by registered, certified or first class mail (postage prepaid), to each holder of record of Series B Stock.

B. SERIES C STOCK

Section 1. General Rights of Series C Stock. Shares of Series C Stock shall be issued and held only by an employee stock ownership plan sponsored by the Company (or by a corporation which is a member of the same controlled group as the Company for purposes of Section 409(1) of the Internal Revenue Code) and described in Section 4975(e)(7) of the Internal Revenue Code (“ESOP”). Except as otherwise provided in the Certificate of Incorporation, as amended, shares of Series C Stock and shares of Common Stock shall be identical in all respects (each share of Series C Stock having equivalent rights to the number of shares of Common Stock into which it is then convertible), shall have the same powers, preferences, and rights, without preference of any such class or share over any other such class or share, and shall be treated as a single class of stock for all purposes. Except as otherwise provided in the Certificate of Incorporation, as amended, all preferences, voting powers, relative, participating, optional, or other special rights and privileges and qualifications, limitations, or restrictions of Common Stock are expressly made subject and subordinate to those of any shares of Series B Stock.

Section 2. Liquidation, Dissolution, or Winding-UP.

(a) Distributions to Holders of Series B Stock. In the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, holders of each share of Series C Stock outstanding shall be entitled to be paid out of the assets of the Company available for distribution to shareholders before any payment shall be made to the holders of any class of Common Stock or of any stock ranking on liquidation junior to Series C Stock, and pari passu with any payment made to the holders of Series B Stock, an amount equal to the greater of (i) the sum of (A) $4.485 per share of Series C Stock held (appropriately adjusted for stock splits, stock dividends and the like), and (B) any declared but unpaid dividends thereon, or (ii) that amount which the holders of Series C Stock would have received if they had converted each share of Series C Stock held by them on the date of such liquidation, dissolution, or winding-up into Common Stock. If upon any liquidation, dissolution, or winding-up of the Company, the assets to be distributed to the holders of Series C Stock under the foregoing sentence and to the holders of any class or series of capital stock ranking as to any such distribution on a parity with Series C Stock (including without limitation Series B Stock) shall be insufficient to permit payment to such shareholders of their full respective preferential amounts, then all of the assets of the Company available for distribution to such holders shall be distributed to such holders ratably among the holders of Series C Stock and such other class or series of capital stock in proportion to the full respective preferential amounts such holders are otherwise entitled to receive. After such payment shall have been made in full to such holders of Series C Stock and to the holders of any class or series of capital stock ranking as to any such distribution on a parity with Series C Stock (including without limitation Series B Stock), or funds necessary for such payment shall have been set aside by the Company in trust for the account of such holders so as to be available for such payment, any assets remaining available for distribution shall be distributed ratably among the holders of Common Stock based upon the number of shares of Common Stock then held by each such holder of Common Stock.

(b) Deemed Liquidations. A consolidation or merger of the Company (other than a consolidation or merger upon consummation of which the holders of voting securities of the Company immediately prior to such transaction continue to own directly or indirectly not less than a majority of the voting power of the surviving corporation) or a sale of all or substantially all of the assets of the Company or other similar transaction shall be regarded as a liquidation, dissolution, or winding-up of the affairs of the Company within the meaning of this Section 2; provided, however, that each holder of Series C Stock shall have the right to elect the benefits of the provisions of Section 4(h) hereof in lieu of receiving payment in liquidation, dissolution, or winding-up of the Company pursuant to this Section 2; and provided, further, however, that if the holders of more than 50% of the outstanding shares of Series C Stock shall elect the benefits of Section 4(h), such holders may require that the other holders shall be bound by the same election, and if the holders of more than 50% of such outstanding shares do not so elect, such holders may require that the other holders may not so elect. For purposes of this Section 2 hereof, a sale of substantially all of the assets of the Company shall mean (i) the sale or other disposition other than in the ordinary course of business of more than 50% of such assets, as determined by reference to either (a) the book value or (b) the fair market value of such assets, or (ii) any issuance of Common Stock by the Company or transfer of Common Stock by the holder thereof to any person or persons acting in concert or a group of affiliated persons, which issuance or transfer results in such person or persons or group holding in the aggregate more than 50% of the issued and outstanding Common Stock after giving effect to such issuance or transfer, provided, however, that this clause (ii) shall not apply to issuances or transfers of stock to underwriters in connection with an underwritten public offering of securities or which result in those persons who are officers or directors of the Company on the date of this Certificate of Incorporation either individually or as a group holding in the aggregate more than 50% of the issued and outstanding Common Stock after giving effect to such issuance or transfer.

(c) Non-Cash Distributions. In the event of a liquidation, dissolution, or winding-up of the Company resulting in the availability of assets other than cash for distribution to the holders of Series C Stock, the holders of Series C Stock shall be entitled to a distribution of cash and/or assets equal in value to the liquidation preference and other distribution rights stated in Section 2(a). In the event that such distribution to the holders of Series C Stock shall include any assets other than cash, the following provisions shall govern. The Board of Directors shall first determine the value of such assets for such purpose, and shall notify all holders of shares of Series C Stock of such determination. The value of such assets for purposes of the distribution under this Section 2(c) shall be the value as determined by the Board of Directors in good faith and with due care, unless the holders of a majority of the outstanding shares of Series C Stock shall object thereto in writing within 15 days after the date of such notice. In the event of such objection, the valuation of such assets for purposes of such distribution shall be determined by an arbitrator selected by the objecting shareholders and the Board of Directors, or in the event a single arbitrator cannot be agreed upon within 10 days after the written objection sent by the objecting shareholders in accordance with the previous sentence, the valuation of such assets shall be determined by arbitration in which (i) the objecting shareholders shall name in their notice of objection one arbitrator, (ii) the Board of Directors shall name a second arbitrator within 15 days from the receipt of such notice, (iii) the two arbitrators thus selected shall select a third arbitrator within 15 days thereafter, and (iv) the three arbitrators thus selected shall determine the valuation of such assets within 15 days thereafter for purposes of such distribution by majority vote. In the event the third arbitrator is not selected as provided herein, then such arbitrator shall be selected by the President of the AAA. The costs of such arbitration shall be borne by the Company or by the holders of Series C Stock (on a pro rata basis out of the assets otherwise distributable to them) as follows: (i) if the valuation as determined by the arbitrators is greater than 90% of the valuation as determined by the Board of Directors, the holders of Series C Stock shall pay the costs of the arbitration, and (ii) otherwise, the Company shall bear the costs of the arbitration. The arbitration shall be held in Boston, Massachusetts in accordance with the rules of the AAA. The award made by the arbitrators shall be binding upon the parties hereto, no appeal shall be taken from such award and judgment thereon may be entered in any court of competent jurisdiction.

Section 3. Voting Rights. Except as otherwise expressly provided herein or as required by law, the holder of each share of Series C Stock shall be entitled to vote on all matters. Each share of Series C Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which each share of Series C Stock is convertible in accordance with the terms of Section 4 hereof at the record date for the determination of shareholders entitled to vote on such matter or, if no record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series C Stock, Series B Stock and Common Stock shall vote together as a single class on all matters submitted to a vote of shareholders.

Section 4. Conversion. The holders of Series C Stock shall have the following conversion rights:

(a) Right to Convert. Subject to and in compliance with the provisions of this Section 4, each share of Series C Stock may, at any time or from time to time at the option of the holder, be converted into one fully paid and non-assessable share of Common Stock (the “Class C Conversion Rate”).

(b) Automatic Conversion.

(i) Each share of Series C Stock outstanding shall automatically be converted into the number of shares of Common Stock into which such shares are convertible upon application of the then effective Class C Conversion Rate immediately upon the closing of a Qualified Public Offering.

(ii) Upon the transfer of shares of Series C Stock to a person other than an ESOP, such shares of Series C Stock shall automatically be converted into the number of shares of Common Stock into which such shares are convertible upon application of the then effective Class C Conversion Rate.

(ii) Upon the occurrence of an event specified in Section 4(b)(i) or 4(b)(ii), the outstanding shares of Series C Stock (or in the case of Section 4(b)(ii), the shares being transferred) shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series C Stock being converted are either delivered to the Company or any transfer agent, as hereinafter provided, or the holder notifies the Company or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

Upon the occurrence of the automatic conversion of shares of outstanding Series C Stock, the holders of Series C Stock shall surrender the certificates representing such shares at the office of the Company or of any transfer agent for Common Stock. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series C Stock surrendered were convertible on the date on which such automatic conversion occurred and cash as provided in Section 4(k) below in respect of any fraction of a share of Common Stock issuable upon such automatic conversion.

(e) Adjustment to Class C Conversion Rate. Upon the happening of an Extraordinary Common Stock Event, the Class C Conversion Rate shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Class C Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately after such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately prior to such Extraordinary Common Stock Event. The Class C Conversion Rate, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

(f) Adjustments for Distributions. In the event the Company shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock (other than in connection with an Extraordinary Common Stock Event, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then and in each such event lawful and adequate provision shall be made so that the holders of Series C Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Company which they would have received had their Series C Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Class C Conversion Date (as that term is hereafter defined), retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4 with respect to the rights of the holders of Series C Stock.

(g) Adjustments for Reclassification. If Common Stock issuable upon the conversion of Series C Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than an Extraordinary Common Stock Event, or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Section 4), then and in each such event the holder of each share of Series C Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change by holders of the number of shares of Common Stock into which such shares of Series C Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(h) Adjustments for Reorganizations. If at any time or from time to time there shall be a capital reorganization of Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the Company with or into another company or the sale of all or substantially all of the Company’s assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation, or sale, lawful and adequate provision shall be made so that if the Company is not the surviving company, Series C Stock shall be converted into capital stock of the surviving company having equivalent preferences, rights, and privileges except that in lieu of being able to convert into shares of Common Stock of the Company or the successor company the holders of Series C Stock (including any such capital stock issued upon conversion of Series C Stock) shall thereafter be entitled to receive upon conversion of Series C Stock (including any such capital stock issued upon conversion of Series C Stock) the number of shares of stock or other securities or property of the Company or of the successor company resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock deliverable upon conversion of Series C Stock immediately prior to the capital reorganization, merger, consolidation, or sale would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of Series C Stock (including any such capital stock issued upon conversion of Series C Stock) after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 4 (including without limitation provisions for adjustment of the Class C Conversion Rate and the number of shares purchasable upon conversion of Series C Stock or such capital stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of Series C Stock or such capital stock.

Each holder of Series C Stock upon the occurrence of a capital reorganization, merger or consolidation of the Company or the sale of all or substantially all its assets as such events are more fully set forth in the first paragraph of this Section 4(h), shall have the option of electing treatment of his shares of Series C Stock under either this Section 4(h) or Section 2(b) hereof, except as otherwise provided in said Section 2(b), notice of which election shall be submitted in writing to the Company at its principal offices no later than 10 days before the effective date of such event, provided, that any such notice shall be effective if given not later than 15 days after the date of the Company’s notice, pursuant to Section 7, with respect to such event.

(i) Certificate as to Adjustments. In each case of an adjustment or readjustment of the Class C Conversion Rate, the Company will promptly furnish each holder of Series C Stock with a certificate, prepared by the chief financial officer of the Company, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

(j) Mechanics of Conversion. To exercise its conversion privilege, a holder of Series C Stock shall surrender the certificate or certificates representing the shares being converted to the Company at its principal office, and shall give written notice to the Company at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series C Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. The date when such written notice is received by the Company together with the certificate or certificates representing the shares of Series C Stock being converted, shall be the “Class C Conversion Date.” As promptly as practicable after the Class C Conversion Date, the Company shall issue and shall deliver to the holder of the shares of Series C Stock being converted, a certificate or certificates in such denominations as it may request in writing for the number of full shares of Common Stock issuable upon the conversion of such shares of Series C Stock in accordance with the provisions of this Section 4 and cash as provided in Section 4(k) below in respect of any fraction of a share of Common

Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Class C Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series C Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of shares of Common Stock represented thereby.

(k) Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of Series C Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series C Stock, the Company shall pay to the holder of the shares of Series C Stock which were converted a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock (as determined in a manner prescribed by the Board of Directors) at the close of business on the Class C Conversion Date.

(l) Partial Conversion. In the event some but not all of the shares of Series C Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series C Stock which were not converted.

(m) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Stock, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

C. COMMON STOCK

Section 1. Relative Rights of Series B Stock and Common Stock. All preferences, voting powers, relative, participating, optional, or other special rights and privileges and qualifications, limitations, or restrictions of Common Stock are expressly made subject and subordinate to those of any shares of Series B Stock.

Section 2. Voting Rights. Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such shareholder of record on the books of the Company for the election of directors and on all matters submitted to a vote of shareholders of the Company. Except as otherwise required by law or this Certificate of Incorporation, the holders of Common Stock, Series B Stock, and Series C Stock shall vote together as a single class on all matters submitted to the shareholders for a vote.

Section 3. Dividends. Subject to the preferential rights of Series B Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when, as, and if declared by the Board of Directors of the Company, out of the assets of the Company which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

(c ) No holder of any shares of capital stock of the Company shall, because of its ownership of such shares, have a preemptive or other right to purchase, subscribe for, or take any part of any shares of capital stock, securities convertible into capital stock or warrants, options or other rights with respect to such capital stock or convertible securities to be issued, optioned or sold by the Company, except as provided in this Certificate of Incorporation or in the Securities Purchase Agreement.

FIFTH. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Company and for defining and regulating the powers of the Company and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Company by statute:

(a) Prior to the closing of the Company’s first Qualified Public Offering, the Board of Directors shall be constituted in accordance with Section 3 of Part A of Article FOURTH.

(b) From and after the closing of the Company’s first Qualified Public Offering, the Board of Directors shall be divided into three classes of directors, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office, the term of office of the directors of the first such class to expire as of the first annual meeting of the Company’s stockholders following the closing of such Qualified Public Offering, those of the second class to expire as of the second annual meeting of the Company’s stockholders following such closing, and those of the third class as of the third annual meeting of the Company’s stockholders following such closing, such that at each annual meeting of stockholders after such closing, nominees will stand for election to succeed those directors whose terms are to expire as of such meeting. Any director serving as such pursuant to this paragraph (b) of Article FIFTH may be removed only for cause and only by the vote of the holders of a majority of the shares of the Company’s stock entitled to vote for the election of directors.

(c) The Board of Directors shall have the power and authority: (1) to adopt, amend or repeal by-laws of the Company, subject only to such limitations, if any, as may be from time to time imposed by other provisions of this Certificate, by law, or by the by-laws; and (2) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgage, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Company, including after-acquired property, and to exercise all of the powers of the Company in connection therewith.

SIXTH. No director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Sixth shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transactions from which the director derived an improper personal benefit. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

SEVENTH. The Company shall indemnify each director and officer of the Company, his heirs, executors and administrators and may indemnify each employee and agent of the Company, his heirs, executors, administrators and all other persons whom the Company is authorized to indemnify under the provisions of the General Corporation Law of the State of Delaware, to the extent provided by law (a) against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, or in connection with any appeal therein, or otherwise, and (b) against all expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Company, or in connection with any appeal therein, or otherwise; and no provision of this Article Seventh is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred by the General Corporation Law of the State of Delaware upon the Company to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized pursuant to the General Corporation Law of the State of Delaware or any other law now or hereafter in effect.

The Board of Directors of the Company may in its discretion authorize the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the foregoing paragraph of this Article Seventh.

EIGHTH. Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any Class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under the provisions of §391 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under the provisions of §279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such a manner as the said court directs. If a majority of the number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as a consequence of such compromise or arrangement, the compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or stockholders or class of stockholders of the Company, as the case may be, and also on the Company.

NINTH. The Board of Directors, when considering a tender offer or merger or acquisition proposal, may take into account factors in addition to potential economic benefits to stockholders, including without limitation (A) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Company’s capital stock, the estimated current value of the Company in a freely negotiated transaction, and the estimated future value of the Company as an independent entity and (B) the impact of such a transaction on the employees, suppliers, and customers of the Company and its effect on the communities in which the Company operates.

TENTH. Effective from and after the closing of the Company’s first Qualified Public Offering, any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders, and not by written consent in lieu of such a meeting, and special meetings of stockholders may be called only by the Chairman of the Board of Directors, the President, or a majority of the Board of Directors.

ELEVENTH. Effective from and after the closing of the Company’s first Qualified Public Offering, the affirmative vote of the holders of at least 67% of the outstanding voting stock of the Company (in addition to any separate class vote that may in the future be required pursuant to the terms of any outstanding Preferred Stock) shall be required to amend or repeal the provisions of Articles FOURTH (to the extent it relates to the authority of the Board of Directors to issue shares of Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), FIFTH, SEVENTH, NINTH, TENTH, or ELEVENTH of this Certificate of Incorporation or to reduce the numbers of authorized shares of Common Stock or Preferred Stock.

TWELFTH. The name and mailing address of the sole incorporator of the Company are as follows:

Brian Keeler

Bingham, Dana & Gould

150 Federal Street

Boston, Massachusetts 02110

THIRTEENTH. The initial directors of the Company are Walter O. LeCroy, Jr., Lutz P. Henckels, Douglas A. Kingsley, Robert E. Anderson, and William G. Scheerer.

Executed on July 24, 1995.

/s/ Brian Reeler
Brian Reeler Sole Incorporator

CERTIFICATE OF OWNERSHIP AND MERGER

OF

LECROY CORPORATION

(a New York corporation)

WITH AND INTO

LECROY MERGER CORPORATION

(a Delaware corporation)

LeCroy Corporation, a New York corporation, hereby certifiee as follows:

1. LeCroy Corporation is the parent corporation and owns 100% of the issued and outstanding shares of capital stock of LeCroy Merger Corporation, a Delaware corporation.

2. The Board of Directors of LeCroy Corporation duly adopted the following resolutions on July 7, 1995:

‘RESOLVED:	To merge LeCroy Corporation with and into its wholly owned subsidiary corporation, LeCroy Merger Corporation, a Delaware corporation, with LeCroy Merger Corporation to be the surviving corporation in such merger, pursuant to which, among other things, as of the effective time of such merger, the Certificate of Incorporation of LeCroy Merger Corporation will be amended to change the name of that corporation to “LeCroy Corporation,” provided, that such merger may be abandoned by resolution of LeCroy Corporation’s directors at any time prior to the effective time of such merger.

“RESOLVED:	That pursuant to the Agreement and Plan of Merger between LeCroy Corporation and LeCroy Merger Corporation, as of the effective time of the merger of such corporations, each share of LeCroy Corporation’s Common Stock, Class B Stock, and Class C Stock, respectively, each $.005 par value per share, that is issued and outstanding or held in treasury immediately before such effective time, automatically and without further action, will be converted into 0.434183 of one fully paid and non-assessable share of the Common Stock, Series B Preferred Stock, or Series C Preferred Stock, as the case may be, each $.01 par value per share, of LeCroy Merger Corporation; and that as of such effective time, each share of the capital stock of LeCroy Merger Corporation that is issued and outstanding or held in treasury immediately before such effective time, automatically and without further action, will be canceled without payment of any consideration therefor.”

3. LeCroy Merger Corporation will be the surviving corporation in the merger; and as of the effective time of the merger, the Certificate of Incorporation of LeCroy Merger Corporation is hereby amended to change the name of such corporation to “LeCroy Corporation.”

4. The merger of LeCroy Corporation with and into LeCroy Merger Corporation shall be effective upon filing of this Certificate of Ownership and Merger in the office of the Secretary of State of the State of Delaware.

6. The proposed merger been adopted, approved, certified, executed, and acknowledged by LeCroy Corporation in accordance with the laws of the State of New York.

Executed as of August 3, 1995.

LECROY CORPORATION

By	/s/ Lutz P. Henckels
Lutz P. Henckels Authorized Officer

SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 09/29/1995 950224930 - 2514336

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF LECROY CORPORATION

Incorporated pursuant to a Certificate of

Incorporation filed with the Secretary of State

of the State of Delaware on July 25, 1995

under the name “LeCroy Merger Corporation”

LeCroy Corporation (the “Company”), a Delaware corporation, hereby certifies as follows:

FIRST. Section 4(b)(1) of Part A of Article FOURTH of the Company’s Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

(i) Each share of Series B Stock outstanding shall automatically be converted into the number of shares of Common Stock into which such sluerea are convertible upon application of the then effective Applicable Conversion Rate immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of the capital stock of the Company in which the gross proceeds to the Company from the sale of such shares to the public are at least $18,000,000 (before underwriting discounts and commissions and offering expenses) at a sale price to the public of at least $12.00 per share (in the case of such per-share price, appropriately adjusted in the event of any Extraordinary Common Stock Event, as hereinafter defined, and stock splits, stock dividends, and the like; in each case occurring after September 1, 1995) (such underwritten public offering being hereinafter referred to as a ‘Qualified Public Offering”).”

SECOND. The foregoing amendments were duly adopted in accordance with Sections 228 and 242 of the Delaware General Corporation Law, and written notice thereof has been given as provided in Section 228(d).

Executed on September 29, 1995.

LECROY CORPORATION

By	/s/ Lutz P. Henckels
Lutz P. Henckels Authorized Officer